Exhibit 10.1

SUBORDINATED PROMISSORY NOTE

$4,377,432.00	September 19, 2016

FOR VALUE RECEIVED, XCel Brands, Inc. and its successors (the “Company”) hereby promise to pay to the order of IM Ready-Made, LLC, a New York limited liability company, or its permitted assigns (“Holder”), the principal sum of Four Million, Three Hundred Seventy-Seven Thousand Four Hundred Thirty-Two and 00/100 Dollars ($4,377,432.00), in accordance with the provisions of this note (“Note”).

This Note amends, restates and supersedes that certain promissory note issued on December 24, 2013 (the “Original Note”), which Original Note amended and restated that certain promissory note issued on September 29, 2011 pursuant to that certain Asset Purchase Agreement, dated as of May 19, 2011, as amended, by and among the Company and IM Brands, LLC (collectively the “Buyers”) and Holder (the “Purchase Agreement”), pursuant to which Buyers acquired certain assets and licensing operations of Holder (the “Business”) and constitutes the “Promissory Note” as defined in the Purchase Agreement.  This Note replaces the Original Note and evidences the absolute and unconditional obligation of the Company, subject only to the rights of off set as specified in Section 7 hereof.

1.            Scheduled Payments

(a)                   Payments. Subject to Section 7 of this Note, principal and interest on this Note shall be payable on the following dates (each a “Payment Date”) as follows:

Date	Interest	Principal	Total Payment of Principal and Interest
9/30/2016	$-	$750,000	$750,000
3/31/2017	40,555	709,445	750,000
9/30/2017	32,624	717,376	750,000
3/31/2018	24,603	725,397	750,000
9/30/2018	16,493	733,507	750,000
3/31/2019	8,292	741,708	750,000

Each of the foregoing payments shall be subject to any optional prepayment under Section 1(c) and any Pending Indemnification Claims pursuant to Section 7.  For the avoidance of doubt, the unpaid principal amount shall refer to the balance of the Note after any reduction of the principal of this Note whether by optional prepayment or offset made in accordance with Section 7 of this Note.

(b)                  Interest.  The Note shall accrue interest at a rate equal to 2.236% per annum and shall be payable as a portion of the payments due on each Payment Date, including March 31, 2019 (the “Maturity Date”), as set forth in Section 1(a).  Upon the occurrence of an Event of Default, the Note shall accrue interest at the rate of fifteen percent (15%) per annum above the current rate of interest.  Interest shall be calculated on the basis of twelve (12) months of thirty (30) days per month and a year of 360 days.

(c)                    Optional Prepayments.  The Company may at any time prepay, without premium or penalty, all or any portion of the Company’s obligations under this Note as provided for under Paragraph 2 herein.

2.            Payment of Note. All payments and prepayments of principal and interest on this Note shall be made to the Holder in lawful money of the United States of America by wire transfer of immediately available funds (“Immediately Available Funds”) to a United States bank account designated in writing by the Holder (or at such other place as the holder hereof shall notify the Company in writing).

3.            Event of Default; Consequences.  Upon the occurrence of any one or more of the following events (each, an “Event of Default”), the Holder may, by notice of default and acceleration given to the Company, accelerate the Maturity Date and declare the entire outstanding principal amount of the Note, together with all accrued and unpaid interest thereon, immediately due and payable.

(a)                   Subject to the Company’s right of offset pursuant to Section 7 below, if the Company fails to pay when due any amount (whether interest, principal or other amount) then payable under the Note;

(b)                  If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (each, a “Bankruptcy Law”), the Company shall: (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; (v) be unable to pay its debts as they become due; or (vi) be insolvent by any other measure.

(c)                   If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official of the Company or substantially all of the Company’s properties; or (iii) orders the liquidation of the Company, and in each case the order or decree is not dismissed within sixty (60) days;

(d)                  The liquidation, dissolution or winding up of the Company; and

(e)                   Any of the following: (i) a merger or consolidation to which the Company is a party (other than one in which the stockholders of the Company prior to the event own a majority of the voting power of the surviving or resulting corporation), (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, or (iii) a sale or transfer by the Company’s stockholders of voting control, in a single transaction or a series of transactions.

4.            Waiver.  The rights and remedies of the Holder under the Note shall be cumulative and not alternative.  No waiver by the Holder of any right or remedy under the Note shall be effective unless signed by the Holder.   No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  Except as provided herein, the Company hereby waives presentment for payment, demand, protest, and notice of demand, protest and nonpayment, and any other notice that might be required by law, and consents to any and all renewals or extensions that might be made by the Holder as to the time of payment of the Note from time to time.

5.            Replacement and Cancellation.

(a)                   Replacement of Lost Note.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (provided that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon the surrender of such Note to the Company at its principal office, the Company shall (at the Holder’s expense) execute and deliver, in lieu thereof, a new Note of the same class and representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated so that there will be no loss of interest on such Note.  Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note.

(b)                  Cancellation.  After all principal, accrued interest and all other amounts at any time owed on the Note have been paid in full, the Note shall be surrendered to the Company for cancellation.

6.            Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day in the State of New York the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

7.       Indemnification Claims.  In the event that on or prior to the Maturity Date a Buyer Indemnified Party is entitled to indemnification from the Seller under Article XI of the Purchase Agreement (a “Resolved Claim”), the Company shall have the right to off-set the amount of the Resolved Claim against the principal balance of the Note, subject to the terms and conditions of Article XI of the Purchase Agreement.  If on the Maturity Date, a Buyer Indemnified Party has asserted a claim for indemnification in accordance with Article XI of the Purchase Agreement, but the Seller has not agreed to the validity or amount of the claim (a “Pending Indemnification Claim”), then on the Maturity Date the Company shall: (i) pay all accrued and unpaid interest to the Holder in accordance with Section 2(a) of the Note; (ii) make a principal payment to the Holder pursuant to Section 2 of the Note equal to (x) the outstanding principal amount, less (y) the amount asserted as the Pending Indemnification Claim; and (iii) pay a cash amount equal to the amount asserted as the Pending Indemnification Claim to an escrow agent reasonably acceptable to the Company and the Holder.  Upon resolution of the Pending Indemnification Claim in accordance with the Purchase Agreement, the Company and the Holder shall direct the escrow agent to disburse to the Company such amount (if any) to which the Company is entitled to as a result of the Pending Indemnification Claim and to disburse the balance (if any) to the Holder.

8.       .Purchase Agreement. The Note amends, restates and supersedes the Original Note which was executed and delivered pursuant to and in accordance with the terms and conditions of the Purchase Agreement (as defined herein).  Capitalized terms used in the Note without separate definition shall have the respective meanings given to them in the Purchase Agreement.

9.       Subordination. The Holder acknowledges and agrees that the payment obligations under the Note shall unconditionally be subordinate to the obligations of the Company or Buyers to its lenders under any loan, convertible debt, or other debt facility (the “Lenders”).  This Note is subject to the terms of that certain Subordination Agreement dated July 31, 2013, between the parties hereto and Bank Hapoalim B.M.  The Company agrees that it shall not enter into any agreement after the date this Note is issued that will prevent the Company from paying all amounts owing under the Note in cash on the Maturity Date.

10.       Governing Law. The Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.       Successors and Assigns.  The Note may not be assigned or transferred by the Company or the Holder except by operation of law or any assignment by the Holder to its members.  The Note may not be pledged, hypothecated or otherwise encumbered by the Holder.  Any transfer or assignment in violation of this Section 11 shall be void, and the Company shall not recognize such purported transferee as a holder of the Note.

12.       Amendments.   No supplement, modification or amendment of any term, provision or condition of the Note shall be binding or enforceable unless executed in writing by the Company and the Holder.

13.        Costs and Expenses.  The Company agrees to pay on demand any and all costs and expenses (including reasonable counsel fees and expenses) in connection with the enforcement of the Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Promissory Note as of the date first written above.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert W. D’Loren
Title:	Chief Executive Officer and President

Accepted and agreed to by:

IM READY-MADE, LLC

By:	/s/ Isaac Mizrahi
Name:	Isaac Mizrahi
Title:	Partner

[Signature Page to Promissory Note]